                                                                      EXHIBIT 12

                         TEXTRON FINANCIAL CORPORATION

                      STATEMENT SETTING FORTH COMPUTATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES

                                            2002       2001       2000       1999       1998
                                          --------   --------   --------   --------   --------
                                                             (In thousands)
Income before income taxes,
  distributions on preferred securities
  and cumulative effect of change in
  accounting principle..................  $119,153   $192,445   $191,996   $128,532   $112,626
                                          --------   --------   --------   --------   --------
FIXED CHARGES:
Interest on debt........................   193,325    268,358    331,865    203,817    155,126
Estimated interest portion of rents.....     3,038      2,270      1,886      1,515      1,198
                                          --------   --------   --------   --------   --------
Total fixed charges.....................   196,363    270,628    333,751    205,332    156,324
                                          --------   --------   --------   --------   --------
Adjusted income.........................   315,516    463,073    525,747    333,864    268,950
Ratio of earnings to fixed charges(1)...     1.61X      1.71x      1.58x      1.63x      1.72x
                                          ========   ========   ========   ========   ========

---------------
(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and distributions on preferred securities and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.